Ameri Metro, Inc.

"Changing The Way You Move"


American Spirit...American Dream
Ameri Metro

Affiliated Companies:
HSR PASSENGER SERVICES, INC.
HSR LOGISTICS, INC.
HSR TECHNOLOGIES, INC.
HSR FREIGHT LINE, INC.

February 13, 2023

TDA Global Systems, LLC
Clearwater Premiere Perpetual Master Trust
Clearwater Premiere Perpetual Master, LCC
30 N Gould St
Ste 22728
Sheridan, WY 82801

Att: Mr. Daniel L. Chartraw

Re: Letter of Notice

Dear Dan:

Please accept this formal Letter of Notice in direct response to your call to me of February 1, 2022, in which you and I specifically and expressly discussed the current state of bond monetization as per the efforts of Clearwater for well over a year now.

This Letter shall confirm that in this call, you expressly admitted that Clearwater would be unable to get the bonds monetized as agreed and that Clearwater could not and would not be able to procure an insurance wrap sufficient in size to be able to secure or assure any such monetization.

Further in this call, you expressly stated that the best that could be done, would be <u>the possibility</u> of Clearwater being able to secure up to a One Billion Dollar loan annually, against the first, Forty Billion Dollar Bond, which we both agreed would be insufficient to be able to fund those projects directly tied to the bond.

These frank and honest admissions on your part were and are well appreciated by me on behalf of all affected companies as follows:

PHONE: 717-434-0668

2575 EASTERN BLVD., YORK, PA 17402

HSR logistics, Inc.
HSR Freight Line Inc.
HSR Passenger Services, Inc.
HSR Technologies, Inc.
Global Infrastructure Finance & Development Authority, Inc.
Cape Horn Abstract Inc.
Cape Horn Abstracting
Susquehanna Mortgage Bankers Corp
Susquehanna Mortgage Bank Susquehanna mortgage, co.
Zurich Financial Guarantee and Security Company
Penn Venture Capital, Co.
Penn Insurance Services LLC
Atlantic Energy and Utilities, Inc.
Atlantic Energy & Utility Products, Inc.
KSJM International Airport, Inc.
Malibu Homes, Inc.
Ameri Cement, Inc.
Lord Chauffeurs LTD.
Eastern Development & Design, Inc.
Slater & West, Inc.
Platinum Media Inc.
Natural Resources LLC
Dutch East India Logistics Co.
Ann Charles International Airport, Inc.,
Hi Speed Rail Facilities, Inc.
Hi Speed Rail Facilities Provider, Inc
Ameri Metro Infrastructure Cryptocurrency, Inc.
Decentralized Autonomous Organization, LLC
Ledger Autonomous Organization Crypto Asset and Natural Resources Commodities Exchange, LLC
Crypto Asset and Natural Resources Commodities Exchange
Crypto Asset and Natural Resources Commodities Exchange DAO LLC
Global Infrastructure Stock Exchange LLC
Global Consumptive Use Token Exchange DAO LLC
Digital Asset Management and Clearinghouse LAO LLC
Digital Asset Depository Statutory Trust
Digital Asset Depository and Asset's custodian DAO LLC
Port of Ostia, Inc.
Port of De Claudius, Inc.

Additionally, the fact that you fully acknowledged, understood and agreed that, while a billion dollars is a lot of money, it was not even remotely close to sufficient funds necessary toward the goals of project funding that brought the bonds into existence in the first place, was and is also appreciated.

It was in the spirit of this conversation that I was required to go to the Board of each above-mentioned, affected company and to which I attended a Board meeting for each above mentioned, affected.

company thereto.

A formal Board vote for each above-mentioned, affected company was taken, considering the realities of Clearwater's inability to properly monetize the bonds, with the following results.

Due to the express and admitted inability to perform as agreed by TDA and Clearwater, through perhaps no fault of their own, but nonetheless, the Board of each affected company voted, as relevant to each, as follows:

1. The various Collaboration Agreements by and between TDA Global Systems, LLC and Ameri Metro Infrastructure Cryptocurrency, Inc., including all Addendums, are hereby irrevocably terminated.

2. Any and all Agreements by and between any and all of the above mentioned, affected companies and Clearwater Premiere Perpetual Master Trust and/or Clearwater Premiere Perpetual Master, LCC are hereby irrevocably terminated.

3. All bond assignments for bonds from Malibu Homes Inc., Atlantic Energy and Utility Products Inc., and HSR Freight Line Inc. / HSR Passenger Services Inc., are hereby irrevocably terminated.

4. TDA Global Systems, LLC, Clearwater Premiere Perpetual Master Trust and Clearwater Premiere Perpetual Master, LCC are all hereby expressly and irrevocably decommissioned from having any further authority on any and all of the bonds from Malibu Homes Inc., Atlantic Energy and Utility Products Inc., and HSR Freight Line Inc. / HSR Passenger Services Inc.

5. Any and all bond title page and appurtenant bond paperwork earlier forwarded to TDA Global Systems, LLC, Clearwater Premiere Perpetual Master Trust and Clearwater Premiere Perpetual Master, LCC, are hereby expressly rendered null and void, with no legal authority whatsoever.

6. Any and all transfer agents, book runners, broker dealers and/or law firms appointed by TDA and/or Clearwater to act on their behalf with respect to any and all bonds from the above mentioned, affected companies hereto, are hereby expressly and irrevocably decommissioned from acting in any such capacity and have no legally recognized authority with respect to the bonds or the abovementioned, affected companies as a matter of law.

7. Mr. Todd Owen has been formally removed as a shareholder by majority Board vote and approval, from each company Mr. Owen had received shares into, as per the officially filed 8K Filings, as filed in 2022 thereto. As these shares were rendered to Mr. Owen in express consideration for his pending, represented ability to get each such company's bonds successfully monetized, which has not and cannot be done, the shares have been taken back and redistributed in accordance with previous ownership.

In conclusion, we wish you and Todd well in your other business endeavors, but once again, we reiterate that you both have been legally and irrevocably decommissioned from acting with any authority on any of the bonds, as any such authority has been permanently and irrevocably revoked.

Thank you for your time and attention to this matter.

Very sincerely yours,

[signature]

Shah Mathias, CEO
Ameri Metro, Inc. &
Signing for all the entities listed in paragraph four above